UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2022

CEDAR REALTY TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-31817	42-1241468
(Commission File Number)	(IRS Employer Identification No.)

928 Carmans Road

Massapequa, New York 11758

(Address of Principal Executive Offices) (Zip Code)

(516) 767-6492

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.06 par value	CDR	New York Stock Exchange
7-1/4% Series B Cumulative Redeemable Preferred Stock, $25.00 Liquidation Value	CDRpB	New York Stock Exchange
6-1/2% Series C Cumulative Redeemable Preferred Stock, $25.00 Liquidation Value	CDRpC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter) Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Separation Agreement and Release

On May 6, 2022, Cedar Realty Trust, Inc. (the “Company” or “CDR”) entered into a separation agreement and release (the “Release”) with Robin McBride Zeigler, Senior Executive Vice President and Chief Operating Officer of the Company, pursuant to which Ms. Zeigler resigned from her position with the Company effective as of May 6, 2022. Pursuant to the terms of the Release, Ms. Zeigler will retain any vested shares of restricted Company stock and any vested securities and cash held in the Company’s 2005 Deferred Compensation Plan (the “Plan”) but will not otherwise be entitled to any compensation, severance or bonus after the effective date of her resignation, except for premiums for health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for up to 12 months following Ms. Zeigler’s resignation. Ms. Zeigler will also forfeit her unvested equity awards under the Company’s equity incentive plans, as well as the right to any tax gross-up or other tax-related payments from the Company applicable to her vested assets in the Plan.

Consulting Agreement

Concurrently with the execution of the Release, the Company entered into a consulting agreement with an entity controlled by Ms. Zeigler (the “Consultant”), pursuant to which the Consultant will assist the Company with respect to certain matters relating to the Company’s existing joint venture for the construction of an approximately 258,000 square foot six-story commercial building in Washington, D.C. In addition, the Consultant, with and on behalf of the Company, will work to advance the planned redevelopment of two existing Company shopping centers (collectively, “Northeast Heights”). The consulting agreement provides for an up-front payment from the Company to the Consultant of $3.0 million, in addition to a payment of $750,000 upon the earlier of completion of the sale of Northeast Heights to one or more third parties, or the second anniversary of the agreement.

The foregoing description of the Release does not purport to be complete and is qualified in its entirety by reference to the full text of the Release, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Transaction Bonus to Gregg Gonsalves

On May 6, 2022, the compensation committee of the Board of Directors (the “Board”) of the Company unanimously approved a transaction bonus in the amount of $100,000 for Gregg Gonsalves, to be paid contingent upon the closing of the Company’s previously announced asset-sale and merger transactions, in recognition of Mr. Gonsalves’ exceptional efforts as Chairman of the Board.

Item 8.01 Other Events.

Update on Transaction Litigation

As previously reported, on March 2, 2022 the Company entered into definitive agreements for the sale of the Company and all of its assets in a series of related all-cash transactions (the “Transactions”). On April 5, 2022, a purported stockholder of the Company filed a complaint against the Company and the Board in the United States District Court for the Eastern District of New York, entitled Stein v. Cedar Realty Trust, Inc. et. al., Civil Action No. 22-cv-1944. On April 6, 2022, another purported stockholder of the Company filed a complaint against the Company and the Board in the United States District Court for the Eastern District of New York, entitled Wang v. Cedar Realty Trust, Inc. et. al., Civil Action No. 22-cv-1975. On April 18, 2022, another purported stockholder of the Company filed a complaint against the Company and the Board in the United States District Court for the Eastern District of New York, entitled Whitfield v. Cedar Realty Trust, Inc. et. al., Civil Action No. 22-cv-02204. Also on April 18, 2022, a purported stockholder filed a complaint against the Company and the Board in the United States District Court for the Eastern District of Pennsylvania, entitled Waterman v. Cedar Realty Trust, Inc. et. al., Civil Action No. 22-cv-01489. On April 22, 2022, a purported stockholder filed a complaint against the Company and the Board in the United States District Court for the Eastern District of Pennsylvania, entitled Thornburgh v. Cedar Realty Trust, Inc. et. al., Civil Action No. 22-cv-02304. In each action, the complaint alleges violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with the proposed Transactions. The complaints generally allege that the preliminary proxy statement on Schedule 14A filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 5, 2022 omits material information regarding financial projections, the financial analysis conducted by JLL Securities in connection with its fairness opinion, conflicts of interest on behalf of JLL Securities and BofA Securities, and the terms of BofA Securities’ engagement. The complaints seek, among other things, an injunction preventing the consummation of the Transactions, or, in the event the Transactions are consummated, to recover damages resulting from defendants’ alleged violations of the Exchange Act.

On April 8, 2022, several purported holders of the Company’s outstanding preferred stock filed a putative class action complaint against the Company, the Board, and Wheeler Real Estate Investment Trust, Inc. (“Wheeler”) in Montgomery County Circuit Court, Maryland, entitled Sydney, et al. v. Cedar Realty Trust, Inc., et al., Case No. C-15-CV-22-00152. On May 6, 2022, plaintiffs in the Sydney action filed an amended complaint. The amended complaint alleges on behalf of a putative class of holders of the Company’s preferred stock, among other things, against the Company and the Board, claims for breach of contract with respect to the articles supplementary governing the terms of the Company’s preferred stock and breach of fiduciary duty, and, against Wheeler, tortious interference and aiding and abetting breach of fiduciary duty. On May, 6, 2022, a purported holder of the Company’s outstanding preferred stock filed a putative class action complaint against the Company and the Board in the United States District Court for the District of Maryland, entitled Kim v. Cedar Realty Trust, Inc., et al., Civil Action No. 22-cv-01103. The complaint alleges on behalf of a putative class of holders of the Company’s preferred stock, among other things, claims for declaratory and injunctive relief with respect to the articles supplementary governing the terms of the Company’s preferred stock and breach of fiduciary duty. Both the Sydney and Kim complaints seeks, among other things, (i) a declaration that holders of the Company’s preferred stock are entitled to exercise either their conversion rights or liquidation rights as set forth in the article supplementary, (ii) compensatory damages, and (iii) an injunction enjoining the distribution to the Company’s common shareholders of the proceeds of any of the Transactions pending a determination of the merits of plaintiff’s claims. In addition, the Sydney complaint seeks an injunction enjoining the merger with Wheeler. Also on May 6, 2022, the plaintiffs in Sydney filed a motion for a preliminary injunction to temporarily enjoin the merger with Wheeler and the distribution to the Company’s common shareholders of the proceeds of any of the Transactions until their claims have been fully adjudicated on the merits, and have asked the court for a hearing on this motion in advance of the stockholder vote on May 27, 2022. If the court grants the plaintiffs’ motion for a preliminary injunction, that ruling could result in a delay of the distribution of the proceeds from the Transactions.

The Company believes that the respective allegations asserted against the Company and other defendants in the lawsuits described above are without merit. Similar lawsuits may be filed in the future in connection with the proposed Transactions.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement and Release, by and between Robin McBride Zeigler and Cedar Realty Trust, Inc., dated as of May 6, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or constitute a solicitation of any vote or approval.

In connection with the proposed Transactions, CDR has filed with the SEC a definitive proxy statement on Schedule 14A. Investors and stockholders of CDR are urged to read the proxy statement (including any amendments and supplements thereto) relating to the proposed Transactions carefully when they become available. Stockholders will be able to obtain free copies of the proxy statement and other documents containing important information about CDR once these documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov or free of charge from CDR by directing a request to Investor Relations at (516) 944-4561.

Participants in the Solicitation

CDR and its directors and executive officers may be deemed to be participants in the solicitation of proxies from CDR’s stockholders in connection with the proposed Transactions. Information about the directors and executive officers of CDR is set forth in its proxy statement for its 2021 annual meeting of stockholders on Schedule 14A filed with the SEC on April 30, 2021, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 11, 2021. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

The information included herein, together with other statements and information publicly disseminated by CDR, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. CDR intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “estimates”, “projects”, “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import, or the negative thereof. Factors that could cause actual results, performance or achievements to differ materially from current expectations include, but are not limited to: (i) the proposed Transactions may not be completed in a timely manner or at all, including the risk that any required approvals, including the approval of the Company’s stockholders, are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Company or the expected benefits of the proposed Transactions; (ii) the possibility that any or all of the various conditions to the consummation of the Transactions may not be satisfied or waived; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of one or more of the definitive Transaction agreements, including in circumstances which would require the Company to pay a termination fee or other expenses; (iv) the risk that the pending shareholder litigation in connection with the Transactions, or additional lawsuits that may be filed in the future in connection with the Transactions, may result in significant costs of defense, indemnification and liability; (v) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including: (a) the effectiveness or lack of effectiveness of governmental relief in providing assistance to large and small businesses, particularly including our retail tenants and other retailers, that have suffered significant declines in revenues as a result of mandatory business shut-downs, “shelter-in-place” or “stay-at-home” orders and social distancing practices, as well as individuals adversely impacted by the COVID-19 pandemic, (b) the duration of any such orders or other formal recommendations for social distancing and the speed and extent to which revenues of our retail tenants recover following the lifting of any such orders or recommendations, (c) the potential impact of any such events on the obligations of the Company’s tenants to make rent and other payments or honor other commitments under existing leases, (d) the potential adverse impact on returns from redevelopment projects, (e) to the extent we were seeking to sell properties in the near term, significantly greater uncertainty regarding our ability to do so at attractive prices, and (f) the broader impact of the severe economic contraction and increase in unemployment that has occurred in the short term and negative consequences that will occur if these trends are not quickly reversed; (vi) the ability and willingness of the Company’s tenants and other third parties to satisfy their obligations under their respective contractual arrangements with the Company; (vii) the loss or bankruptcy of the Company’s tenants, particularly in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic; (viii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration, the Company’s ability to re-lease its properties on the same or better terms in the event of nonrenewal or in the event the Company exercises its right to replace an existing tenant, and obligations the Company may incur in connection with the replacement of an existing tenant, particularly, in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic, and the significant uncertainty as to when and the conditions under which potential tenants will be able to operate physical retail locations in future; (ix) macroeconomic conditions, such as a disruption of or lack of access to capital markets and the adverse impact of the recent significant decline in the Company’s share price from prices prior to the spread of the COVID-19 pandemic; (x) financing risks, such as the Company’s inability to obtain new financing or refinancing on favorable terms as the result of market volatility or instability; (xi) increases in the Company’s borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (xii) the impact of the Company’s leverage on operating performance; (xiii) risks related to the market for retail space generally, including reductions in consumer spending, variability in retailer demand for leased space, adverse impact of e-commerce, ongoing consolidation in the retail sector and changes in economic conditions and consumer confidence; (xiv) risks endemic to real estate and the real estate industry generally; (xv) competitive risks; (xvi) risks related to the geographic concentration of the Company’s properties in the Washington, D.C. to Boston corridor; (xvii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xviii) the inability of the Company to realize anticipated returns from its redevelopment activities; (xix) uninsured losses; (xx) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; and (xxi) information technology security breaches. For further discussion of factors that could materially affect the outcome of forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and other documents that the Company files with the SEC from time to time.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All of the above factors are difficult to predict, contain uncertainties that may materially affect the Company’s actual results and may be beyond the Company’s control. New factors emerge from time to time, and it is not possible for the Company’s management to predict all such factors or to assess the effects of each factor on the Company’s business. Accordingly, there can be no assurance that the Company’s current expectations will be realized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR REALTY TRUST, INC.

/s/ Bruce J. Schanzer
Bruce J. Schanzer
President and Chief Executive Officer
(Principal executive officer)

Dated: May 12, 2022

Exhibit 10.1

EXECUTION COPY

CEDAR REALTY TRUST, INC.

928 Carmans Road

Massapequa, New York 11758

May 6, 2022

Robin McBride Zeigler

Via DocuSign

Re:	Separation Agreement and Release

Dear Robin,

Reference is made to the amended and restated employment agreement by and among you, Cedar Realty Trust, Inc. (together with its affiliates and subsidiaries, the “Company”) and Cedar Realty Trust Partnership, L.P., dated as of August 2, 2019 (the “Employment Agreement”). This letter agreement confirms your voluntary resignation of your employment with the Company to pursue other professional opportunities and sets forth the terms of an amicable arrangement between you and the Company with respect to your departure, which includes permitting you to receive the benefits described below to which you would not otherwise be entitled. We appreciate your service and all that you have contributed to the Company and we wish you the very best in the future.

By signing below, you and the Company agree as follows:

1. Separation; Separation Date. Your employment with the Company (and, as applicable, any and all of its subsidiaries, affiliates and related entities) will terminate effective on May 6, 2022 (the “Separation Date”). As of the Separation Date, you will be deemed to have separated from any and all offices, titles and positions with the Company (and, as applicable, any and all of its subsidiaries, affiliates and related entities) for all purposes, and will be relieved of your duties and obligations (expressed or implied) as an employee or officer of the Company and under the Employment Agreement except as otherwise provided herein.

2. No Other Benefits or Payments. You acknowledge and agree that other than payment of any base salary earned in the final payroll period through the Separation Date (if not yet paid) and the COBRA premium outlined in paragraph 4 of this letter agreement, as applicable, no other compensation (including, without limitation, any salary, wages, profit sharing, bonuses, commissions, incentive compensation or other remuneration or payment) or benefits has been or will be earned by, and/or is or will be due, owing or payable to you, except as expressly provided in this letter agreement. For the avoidance of doubt, (i) all vested shares of restricted stock owned or held by you as of the Separation Date will remain yours and you will be entitled to all the benefits of ownership of such stock after the Separation Date, (ii) you will retain the right and benefit to any vested securities and cash held by you under the Company’s 2005 Deferred Compensation Plan (the “Plan”) pursuant to the terms thereof; provided, that you hereby voluntarily forfeit your right to any tax gross-up or other tax-related payment from the Company applicable to your vested assets in the Plan, irrespective that the Company may otherwise be required to make such payment under the terms of the Plan; and (iii) any unvested shares of restricted stock held by you as of the Separation Date, whether in the Plan or otherwise, will be forfeited by you in their entirety.

3. Consulting Agreement. MURAL Real Estate Fee Services, LLC (“MURAL”), of which you have control, is hereby offered the opportunity and is eligible to be engaged, and the parties agree that MURAL is to be engaged, as a consultant, on an independent contractor basis, as described in and pursuant to the terms and conditions of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”). Subject to the timely execution and effectiveness of this letter agreement and the Consulting Agreement, MURAL’s consulting engagement will commence on the Effective Date (as defined in the Consulting Agreement). Nothing herein or under the Consulting Agreement shall prevent you from working at, providing services on behalf of, or operating the business of MURAL.

4. COBRA Premiums. Subject to your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay 100% of the monthly COBRA premium to provide health insurance to you and your family until the earliest of (A) twelve months following your date of termination; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA (any amounts payable pursuant to this paragraph, the “COBRA Coverage”).

5. Release of Claims by You. In consideration for the payments and benefits in this letter agreement and in the Consulting Agreement, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, funds, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Company Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this letter agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Company Releasees. This release includes, without limitation, all Claims of and relating to: your employment by and separation of employment with the Company; breach of contract; breach of the implied covenant of good faith and fair dealing; retaliation or discrimination under any federal, state or local law or statute, including, without limitation, any and all claims under the federal Americans with Disabilities Act, Title VII of the federal Civil Rights Act of 1964, the Age Discrimination in Employment Act, Family Medical Leave Act, the federal Worker Adjustment and Retraining Notification Act, the federal Employee Retirement Income Security Act, New York City Administrative Code, the New York State Human Rights Law, the New York Executive Law § 290 et seq., the New York Civil Rights Law, the New York

Whistleblower Law, New York Labor Law § 740 et seq., the New York Legal Activities Law, New York Labor Law § 201-d, the New York occupational safety and health laws, the New York Minimum Wage Law and all wage orders, the New York Wage and Wage Payment laws, including Sections 190 et seq. of the Labor Law, Article 6 of the New York Labor Law, the New York Fair Credit Reporting Act, the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq. and any other federal, state, or local statute, ordinance, or law; defamation, fraud, emotional distress or other torts; violation of public policy; salary, wages, bonuses, commissions, incentive compensation, sick pay, benefits, leave, vacation, and/or severance; and damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, costs and attorneys’ fees; provided, however, that nothing in this letter agreement shall affect: (i) your vested rights under the Company’s benefit plans; (ii) your rights to indemnification and/or advancement of expenses under applicable law, including but not limited to Maryland General Corporation Law Sec. 2-418(b), the Company’s articles of incorporation and/or by-laws, and other applicable indemnification agreements and/or policies, including the Company’s directors and officers liability insurance, for acts or omissions while serving as an executive and/or officer of the Company, or (iii) your rights under this letter agreement. Nothing contained in this letter agreement limits your ability to file a charge or complaint with the EEOC or equivalent state agency (a “Government Agency”). In addition, nothing contained in this letter agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this letter agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action).

6. Release of Claims by Company. As an inducement for you to enter into this letter agreement, effective as of the Effective Date, the Company agrees not to sue and fully releases and forever discharges you, your family, agents, attorneys, assigns and successors, past and present, Mural, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, funds, and its and their current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively, the “Employee Released Parties”), with respect to and from any and all proceedings, demands, rights, liens, contracts, covenants, liabilities, debts, expenses (including reasonable attorneys’ fees) and damages of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, in all cases, other than as arising from fraud, bad faith or gross negligence. The Company represents and agrees that, except to the extent such right may not be waived by law, the Company has not and will not commence or cause to be commenced any legal action or lawsuit or otherwise assert or cause to be asserted any legal claim seeking relief for any claim released or waived under this release. The Company acknowledges and agrees that during the period covered by this release of claims, it is unaware of any acts of fraud, bad faith or gross negligence committed by you, or of any violation by you of the terms of the Employment Agreement, applicable law or the Company’s policies and rules by which you were bound during the course of your employment, in all cases, other than as the waived by the Company on or prior to the date hereof, as applicable. The Company further understands that by entering into this letter agreement, it waives any right to recover any monetary benefits or other relief against the Employee Released Parties resulting or arising from any such proceeding, unless such waiver is prohibited by law. Furthermore, the Company agrees that if anyone else files any such action, the Company will not, except as legally required, share in any monetary or other relief granted. The Company represents that it has not filed any such claims, lawsuits or complaints as of its execution of this letter agreement and is unaware that anyone else has filed any such claims.

7. Proprietary Information. You acknowledge, understand and agree that, during your employment with the Company, you were employed in a high-level position of trust and confidence, had a fiduciary duties and duty of loyalty to the Company, and had access to confidential, trade secret and proprietary information (whether or not in writing) which the Company has developed, possesses and/or to which the Company has access concerning the Company’s business, business relationships, and financial affairs which the Company has not released to the general public, is not generally known to the public or in the industry, is a competitive asset of the Company, constitutes a “trade secret” under applicable law and/or the disclosure of which could result in a competitive disadvantage or other harms to the Company (collectively, “Proprietary Information”). For purposes of this letter agreement, “Proprietary Information” includes, without limitation:

(a) Any information that would typically be included in the Company’s financial statements, including, without limitation, the value of the Company’s properties and other assets, and the amount of liabilities, revenues, net income, NOI, EBITDA, FFO and other metrics;

(b) information related to the Company’s properties, joint ventures, past or pending transactions, tenant leases and pending lease negotiations;

(c) non-public information relating to legal and professional dealings, real property, tangible property, finances, business, compensation structure and investment activities, and other personal or business affairs of the Company;

(d) non-public information relating to the legal, personal, financial or business affairs of any of the Company’s directors, officers, executives, employees, investors, attorneys, representatives, consultants, insurers, benefit plans, and/or agents;

(e) any intellectual property rights acquired or developed by the Company, whether or not patentable or copyrightable, including all business plans, projects, partnerships, investments or financing memoranda, know-how, technical information, inventions, designs, configurations, ideas, concepts, processes, procedures, operations, research and development plans, pricing information, business, operational and marketing plans; and

(f) any other non-public information gained in the course of your employment with the Company that could reasonably be expected to prove harmful in any way to the Company and/or its successors if disclosed to third parties, including, without limitation, any information that could be reasonably expected to aid a competitor or potential competitor of the Company and/or its successors.

You agree that all Proprietary Information, whether developed, compiled or created by you during your employment or by the Company at any time, is and will be the exclusive property of the Company. You further agree that, at all times, you shall keep in trust and confidence all Proprietary Information and shall not, without the prior express written consent of the Company, disclose, use or permit to be used for any purpose, any Proprietary Information of the Company or its investors, customers or clients, or any information received in confidence from third parties by the Company. Nothing herein prohibits you from using Company Proprietary Information to the extent necessary to carry out the obligations of Mural under the Consulting Agreement.

8. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this letter agreement shall continue in full force and effect without said provision or portion of provision.

9. Entire Agreement. This letter agreement represents the entire agreement and understanding between the Company and you concerning the subject matter hereof.

10. Governing Law. This letter agreement shall be governed by the laws of the State of New York, without regard to choice-of-law provisions. You and the Company consent to personal and exclusive jurisdiction and venue in the State of New York.

11. Effective Date. You understand and acknowledge that you have been given the opportunity to consider this letter agreement for twenty-one (21) days from your receipt of this letter agreement before signing it. If you sign this letter agreement before the end of the 21-day period, you acknowledge that such decision was entirely voluntary. For the period of seven (7) days from the date when you sign this letter agreement, you have the right to revoke this letter agreement by written notice to the Company, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This letter agreement shall not become effective or enforceable during the revocation period. This letter agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

[signature page follows]

12. Counterparts. This letter agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

CEDAR REALTY TRUST, INC.

/s/ Bruce J. Schanzer
By: Bruce J. Schanzer
Title: President, Chief Executive Officer

Dated: May 6, 2022

Accepted and Agreed to:

ROBIN MCBRIDE ZEIGLER, an individual

/s/ Robin McBride Zeigler
Name: Robin McBride Zeigler

Dated: May 6, 2022

EXHIBIT A

[CONSULTING AGREEMENT]